FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Fixed-Income Trust

Series Number	14
Fund	Fidelity Tax-Free Bond Fund
Trade Date	03/12/2010
Settle Date	03/18/2010
Security Name	CA ST 6% 3/1/33
CUSIP	13063BER9
Price	104.413
Transaction Value	$4,489,759.00
Class Size	2,075,000,000
% of Offering	0.21%
Underwriter Purchased From	J.P. Morgan
Underwriting Members: (1)	J.P. Morgan
Underwriting Members: (2)	Morgan Stanley
Underwriting Members: (3)	Prager, Sealy & Co., LLC
Underwriting Members: (4)	Barclays Capital
Underwriting Members: (5)	BMO Capital Markets GKST Inc.
Underwriting Members: (6)	BofA Merrill Lynch
Underwriting Members: (7)	Cabrera Capital Markets, LLC
Underwriting Members: (8)	Citigroup, Inc.
Underwriting Members: (9)	City National Securities, Inc.
Underwriting Members: (10)	De La Rosa & Co.
Underwriting Members: (11)	Edward D. Jones & Co., LP
Underwriting Members: (5)	Fidelity Capital Markets
Underwriting Members: (6)	Goldman, Sachs & Co.
Underwriting Members: (7)	Great Pacific Securities
Underwriting Members: (8)	Grigsby & Associates, Inc.
Underwriting Members: (9)	Jackson Securities
Underwriting Members: (10)	Jefferies & Company
Underwriting Members: (11)	Loop Capital Markets, LLC
Underwriting Members: (12)	M.R. Beal & Company
Underwriting Members: (13)	Northern Trust Company
Underwriting Members: (14)	Oppenheimer & Co., Inc.
Underwriting Members: (15)	Ramirez & Co., Inc.
Underwriting Members: (16)	Raymond James & Associates, Inc.
Underwriting Members: (17)	RBC Capital Markets
Underwriting Members: (18)	Robert W. Baird & Co.
Underwriting Members: (19)	Southwest Securities, Inc.
Underwriting Members: (20)	Stone & Youngberg
Underwriting Members: (21)	Wells Fargo Securities
Underwriting Members: (22)	William Blair & Company